Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
QT IMAGING HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	4,383,558(1)	$0.4350(4)	$1,906,847.73	0.00015310	$291.94
Fees to Be Paid	Equity	Common Stock	Other	40,000(2)	$0.4350(4)	$17,400.00	0.00015310	$2.66
Fees to Be Paid	Equity	Common Stock underlying warrants	Other	4,383,558(3)	$0.672(5)	$2,945,750.98	0.00015310	$450.99
Total Offering Amounts						$4,869,998.71		$745.59
Total Fees Previously Paid								$—
Total Fee Offsets								$—
Net Fee Due								$745.59

(1)
Consists of 4,383,558 shares of Common Stock (the “PIPE Shares”) that have been issued to certain Selling Stockholders who are “Purchasers” under a Securities Purchase Agreement, dated November 12, 2024 (the “Securities Purchase Agreement”).

(2)
Includes 40,000 shares of Common Stock (the “ICR Shares”) issued on December 13, 2024 to Interest Solutions, LLC, an affiliate of ICR, LLC, as partial payment for consulting services provided by ICR to our predecessor, GigCapital5 Inc., pursuant to the terms of a Payment Agreement Regarding Consulting Services, dated as of October 9, 2024.

(3)
Includes 4,383,558 shares of Common Stock (the “PIPE Warrant Shares”) that are issuable upon the exercise of 4,383,558 warrants (the “PIPE Warrants”), issued to the Purchasers under the Securities Purchase Agreement, each exercisable for one share of Common Stock at a price of $0.672 per warrant.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on January 10, 2024 ($0.4350 per share of Common Stock). This calculation is in accordance with Rule 457(c).

(5)	Based on the adjusted exercise price pursuant to the Securities Purchase Agreement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources